Exhibit 99.1

For Release: April 20, 2004	For Further Information:
Steven R. Lewis, President & CEO David L. Mead, Chief Financial Officer (330) 373-1221 Ext. 2279

First Place Financial Corp. Reports Earnings

for Third Quarter and Nine Months of Fiscal 2004

Fourth Quarter Dividend of $0.14 Declared

Warren, Ohio, April 20, 2004 - First Place Financial Corp. (NASDAQ:FPFC) reported net income for the third fiscal 2004 quarter ended March 31, 2004 of $3.79 million compared to $4.41 million reported for the third quarter of fiscal 2003. Net income for the first nine months of fiscal 2004 was $12.63 million compared to $11.73 million reported for the same period last year, an increase of 7.6%. Diluted earnings per share for the third quarter were $0.30 compared to $0.34 reported last year. On a year-to-date basis, the Company achieved a 10.0% increase in diluted earnings per share to $0.99 from $0.90 for the prior period. Year-to-date per share results were additionally affected by share repurchase activity, which decreased average diluted shares outstanding by 1.9%. Earnings for the third quarter of fiscal 2004 were impacted by lower mortgage banking income and lower revenues from the Company’s non-bank affiliates.

Annualized returns on average equity (ROE) and average assets (ROA) for the third quarter of fiscal 2004 were 8.08% and 0.93%, respectively, compared to 9.94% and 1.20% for the third quarter of fiscal 2003. Annualized ROE and ROA for the first nine months of fiscal 2004 were 9.07% and 1.02%, respectively, compared to 8.65% and 1.01% for the prior-year nine-month period.

Commenting on these results, Steven R. Lewis, President and CEO said, “We feel we have positioned First Place to perform well under a variety of economic scenarios. This past quarter, however, we faced a soft economy and volatile interest rates which affected real estate activities. While revenue for the third quarter was impacted by these ongoing challenges, we also experienced several important trends that will have a long-term favorable impact on our earnings. Commercial and consumer loan growth was strong as we continue to achieve success at diversifying our balance sheet. We maintained residential mortgage originations at normalized levels due to the geographic expansion of our mortgage loan production offices for in-house originations and the added wholesale production of our correspondent network. Expense growth was controlled in the midst of our numerous expansion initiatives and matched our growth in assets. Asset quality remains solid and continues to improve. These positive trends can all be attributed to strategic changes we have made at First Place over the last several years.”

“We anticipate our pending acquisition of Franklin Bancorp, Inc., a $519 million bank holding company located in Southfield, Michigan, to be completed during the quarter ended June 30, 2004. This acquisition will move us significantly ahead as we evolve into a diversified financial services organization, providing us with a higher mix of loans and deposits from business relationships. Additionally, the Financial Center we opened in Solon, Ohio in the previous quarter is off to a strong start. Our targeted clientele — executives, entrepreneurs and professionals — have been receptive to the Center’s integrated approach to providing a full range of commercial and private financial services.”

Total revenue (net interest income plus noninterest income) for the quarter ended March 31, 2004 was $15.8 million compared to $16.8 million reported in the prior-year third quarter. Net interest income increased 4.2% to $11.4 million as a result of a 9.5% increase in average earning assets, partially offset by a 15 basis point decline in the net interest margin to 3.14%. Mr. Lewis noted, “We are pleased with our initiatives to grow and diversify our earning assets; our efforts to increase business and consumer relationships should favorably impact revenue over the longer term. Near-term, however, the $30.0 million of trust preferred securities we issued in December of 2003 to partially fund our acquisition of Franklin Bancorp lowered our net interest margin by ten basis points and lowered earnings per share by one cent in the quarter.”

Noninterest income for the third quarter ended March 31, 2004 was $4.4 million compared to $5.8 million in the prior-year third quarter. Lower net gains on the sale of mortgage loans were realized in the quarter as margins narrowed from year-earlier levels on a smaller volume of in-house production. Originations from the recently developed wholesale correspondent program have supplemented in-house production, however, these loans provide smaller returns than in-house production. This past quarter, in-house production from mortgage loan production offices accounted for 52% of originations; the local markets within the Company’s branch net work accounted for 22%; and the wholesale correspondent network accounted for 26%. Loan servicing income was a net loss of $0.7 million, an improvement over the net loss of $1.3 million for the prior-year third quarter primarily from a sharp reduction in accelerated amortization of mortgage servicing rights (MSRs) due to the slowdown in prepayments. Non-cash impairment charges to MSRs were recognized in both current and prior-year quarters of $0.6 million and $0.7 million, respectively. Revenues from the Company’s non-bank affiliates were $0.6 million lower in the current quarter compared to the prior-year period on lower business volumes in several of the business lines.

Noninterest expense for the third quarter ended March 31, 2004 was $10.2 million, an increase of $0.8 million, or 9.0%, compared to the prior-year third quarter. The majority of the increase was salary and benefit expense, up 11.8% from the prior-year third quarter, which was attributable to the expansion initiatives of adding three new loan production offices, the Solon Financial Center and the wholesale mortgage and the private banking programs. The overall growth in expenses closely mirrored the Company’s 9.2% asset growth. Noninterest expense as a percentage of average assets remained fairly stable over the last five quarters and was at a five-quarter low of 2.51% for the third quarter of 2004. On a year-to-date basis, the efficiency ratio was 59.29% compared to 57.24% in the prior year.

Asset quality improved during the quarter. Nonperforming assets, including nonperforming loans and real estate owned, totaled $14.5 million at March 31, 2004, down from $15.5 million at December 31, 2003 and $16.0 million at March 31, 2003. Nonperforming assets declined to 0.88% of total assets at March 31, 2004, from 1.06% twelve months ago. The loan loss provision was $200,000 in the third quarter of fiscal 2004. The provision for the quarter, combined with a reduction in mortgage and construction loans during the quarter, maintained the loan loss reserve at a historically consistent level. The loan loss allowance ratio was 1.04% at March 31, 2004 compared to 1.05% at March 31, 2003. Net charge-offs in the third quarter of fiscal 2004 were $480,000, or 0.18% of average loans on an annualized basis, down from $602,000, or 0.27% of loans, in the prior-year third quarter.

Assets totaled $1.7 billion at March 31, 2004, an increase of 9.2%, or $138.9 million, from March 31, 2003. Portfolio loans totaled $1.0 billion at March 31, 2004, an 11.8% increase from $909.1 million at March 31, 2003. As evidence of the Company’s diversification initiatives over the past twelve months, commercial loans grew $57.1 million, or 53.0%, to $164.8 million; consumer loans grew $32.7 million, or 20.5%, to $192.3 million while mortgage loans held in the portfolio increased by only $17.6 million, or 2.7%, to $659.5 million. Deposits increased $41.9 million to $1.1 billion at March 31, 2004, up 3.9% from March 31, 2003. Lower-cost core deposits, representing 50.1% of the deposit portfolio at quarter-end, continued to replace certificates-of-deposit in the deposit mix.

Shareholders’ equity at March 31, 2004 was $190.4 million compared to $180.0 million at March 31, 2003. As part of its capital management strategy, the Company repurchased 171,600 shares during the last twelve months, and recently announced another program to repurchase up to 750,000 shares over the next twelve months. The Company continues to maintain a strong capital position. At quarter end, shareholders’ equity was 11.51% of period-end assets.

At its regular meeting held April 20, 2004, the Board of Directors declared a per share cash dividend of $0.14 for the fourth fiscal quarter. This dividend represents a 12% increase over the dividend paid in the same quarter of the prior year. The dividend is payable on May 13, 2004 to shareholders of record as of the close of business on April 29, 2004.

The Company is also announcing that Jeffrey L. Francis retired from the Board of Directors in this past quarter. Mr. Francis had previously retired as the President and Chief Operating Officer of First Place Bank in 2003. He had been a director of the Company since 2000.

About First Place Financial Corp.

First Place Financial Corp. is a $1.7 billion financial services holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations, including the new First Place Financial Center in Solon, Ohio, and 13 loan production offices throughout the state of Ohio. In addition to First Place Bank, the other operating subsidiaries include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

Forward-Looking Statement

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three months ended March 31,		Percent Change	Nine months ended March 31,		Percent Change
(Dollars in thousands, except per share data)	2004	2003		2004	2003
Interest income	$20,769	$20,916	(0.7)%	$63,180	$66,735	(5.3)%
Interest expense	9,352	9,963	(6.1)	27,839	33,928	(17.9)

Net interest income	11,417	10,953	4.2	35,341	32,807	7.7
Provision for loan losses	200	768	(74.0)	2,373	1,976	20.1

Net interest income after provision for loan losses	11,217	10,185	10.1	32,968	30,831	6.9
Noninterest income
Service charges	1,391	1,341	3.7	4,086	3,770	8.4
Security gains, net	188	355	(47.0)	480	784	(38.8)
Gain on sale of loans, net	1,784	3,222	(44.6)	6,968	8,425	(17.3)
Loan servicing income (loss)	(692)	(1,281)	(46.0)	(186)	(3,240)	(94.3)
Other – bank income	232	26	792.3	721	53	N/M
Other – non-bank income	1,512	2,136	(29.2)	4,733	3,669	29.0

Total noninterest income	4,415	5,799	(23.9)	16,802	13,461	24.8

Noninterest expense
Salaries and benefits	5,369	4,804	11.8	16,311	13,245	23.1
Occupancy and equipment	1,613	1,463	10.3	4,662	4,272	9.1
Professional fees	464	344	34.9	1,223	1,094	11.8
Loan expenses	277	291	(4.8)	960	975	(1.5)
Franchise taxes	434	441	(1.6)	1,346	1,240	8.5
Intangible amortization	255	246	3.7	755	739	2.2
Other	1,814	1,794	1.1	6,101	5,352	14.0

Total noninterest expense	10,226	9,383	9.0	31,358	26,917	16.5

Income before income tax and minority interest	5,406	6,601	(18.1)	18,412	17,375	6.0

Provision for income tax	1,609	2,151	(25.2)	5,715	5,606	1.9
Minority interest in income of consolidated subsidiary	12	39	(69.2)	71	39	82.1

Net income	$3,785	$4,411	(14.2)%	$12,626	$11,730	7.6%

SHARE DATA:
Basic earnings per share	$0.30	$0.35	(11.4)%	$1.01	$0.92	9.8%
Diluted earnings per share	$0.30	$0.34	(11.8)%	$0.99	$0.90	10.0%
Cash dividends per share	$0.14	$0.125	12.0%	$0.42	$0.375	12.0%
Average shares outstanding - basic	12,561,051	12,562,950	0.0%	12,552,351	12,775,522	(1.7)%
Average shares outstanding - diluted	12,811,298	12,804,782	0.1%	12,797,830	13,043,578	(1.9)%

N/M – Not Meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	March 31, 2004 (Unaudited)	June 30, 2003	March 31, 2003 (Unaudited)
ASSETS
Cash and cash equivalents	$31,198	$32,206	$28,630
Interest bearing deposits in other banks	500	1,650	2,161
Securities available for sale	328,682	346,429	375,910
Loans held for sale	69,421	65,695	39,725
Loans
Mortgage and construction	659,476	615,478	641,891
Commercial	164,766	124,005	107,680
Consumer	192,255	161,962	159,555

Total loans	1,016,497	901,445	909,126
Less allowance for loan losses	10,522	9,603	9,539

Loans, net	1,005,975	891,842	899,587
Federal Home Loan Bank stock	23,207	22,523	22,300
Premises and equipment, net	19,961	19,766	20,012
Goodwill	18,930	18,407	18,455
Core deposit and other intangibles	4,144	4,902	5,093
Other assets	152,418	155,193	103,650

Total Assets	$1,654,436	$1,558,613	$1,515,523

LIABILITIES
Deposits
Non-interest bearing checking	$44,012	$39,506	$34,847
Interest bearing checking	76,023	73,125	74,702
Savings	135,562	135,819	134,755
Money market	304,360	298,788	287,198
Certificates of deposit	557,143	561,212	543,664

Total deposits	1,117,100	1,108,450	1,075,166
Securities sold under agreements to repurchase	33,096	9,547	9,542
Federal Home Loan Bank advances	261,515	235,952	231,305
Junior subordinated deferrable interest debentures held by affiliated trusts that issued guaranteed capital securities	30,929	0	0
Other liabilities	21,397	21,983	19,532

Total Liabilities	1,464,037	1,375,932	1,335,545

SHAREHOLDERS’ EQUITY	190,399	182,681	179,978

Total Liabilities and Shareholders’ Equity	$1,654,436	$1,558,613	$1,515,523

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters
(Dollars in thousands except per share data)	FY 2004 3rd Qtr	FY 2004 2nd Qtr	FY 2004 1st Qtr	FY 2003 4th Qtr	FY 2003 3rd Qtr	Nine months ended March 31,
						2004	2003
EARNINGS
Tax equivalent net interest income	$11,659	12,176	12,250	11,522	11,212	36,084	33,563
Net interest income	$11,417	11,924	12,000	11,291	10,953	35,341	32,807
Provision for loan losses	$200	687	1,486	888	768	2,373	1,976
Noninterest income	$4,415	5,965	6,422	6,746	5,799	16,802	13,461
Noninterest expense	$10,226	10,921	10,211	9,806	9,383	31,358	26,917
Net income	$3,785	4,332	4,509	4,962	4,411	12,626	11,730
Basic earnings per share	$0.30	0.34	0.36	0.40	0.35	1.01	0.92
Diluted earnings per share	$0.30	0.34	0.35	0.39	0.34	0.99	0.90

PERFORMANCE RATIOS
Return on average assets	0.93%	1.02%	1.12%	1.31%	1.20%	1.02%	1.01%
Return on average equity	8.08%	9.30%	9.85%	10.99%	9.94%	9.07%	8.65%
Net interest margin (fully tax equivalent)	3.14%	3.21%	3.37%	3.34%	3.29%	3.24%	3.17%
Efficiency ratio	63.61%	60.20%	54.69%	53.68%	55.16%	59.29%	57.24%

CAPITAL
Period-end equity to assets	11.51%	11.22%	10.98%	11.72%	11.88%	11.51%	11.88%
Book value per share	$14.38	14.10	13.84	13.73	13.52	14.38	13.52
Period-end market value per share	$18.14	19.53	17.75	17.50	15.20	18.14	15.20
Cash dividend per share	$0.14	0.14	0.14	0.125	0.125	0.42	0.375
Common stock / Dividend payout ratio	46.67%	41.18%	40.00%	32.05%	36.76%	42.42%	41.67%
Period-end common shares outstanding (000)	13,238	13,289	13,286	13,309	13,313	13,238	13,313
Average basic shares outstanding (000)	12,561	12,558	12,538	12,525	12,563	12,552	12,776
Average diluted shares outstanding (000)	12,811	12,813	12,768	12,737	12,805	12,798	13,044

ASSET QUALITY
Net charge-offs	$480	410	564	824	602	1,454	1,893
Net charge-offs / Average loans (annualized)	0.18%	0.15%	0.22%	0.36%	0.27%	0.19%	0.27%
Nonperforming loans	$12,625	14,156	14,541	12,779	14,367	12,625	14,368
Nonperforming assets (NPAs)	$14,480	15,538	15,722	13,774	16,007	14,480	16,007
NPAs / Total assets	0.88%	0.93%	0.94%	0.88%	1.06%	0.88%	1.06%
Allowance for loan losses	$10,522	10,802	10,526	9,603	9,539	10,522	9,539
Allowance for loan losses / Period-end loans	1.04%	1.05%	1.04%	1.07%	1.05%	1.04%	1.05%
Allowance for loan losses / NPA’s	72.67%	69.52%	66.95%	69.72%	59.59%	72.67%	59.59%

MORTGAGE BANKING
Mortgage originations	$257,000	239,500	403,300	344,500	231,700	899,800	693,700
Net gains on sale of loans	$1,784	1,192	3,992	4,954	3,222	6,968	8,425
Mortgage servicing portfolio	$1,275,916	1,118,148	961,335	920,178	878,503	1,275,916	878,503
Mortgage servicing rights	$12,300	11,173	7,909	7,051	7,198	12,300	7,198
Mortgage servicing rights valuation (loss) recovery	$(555)	1,570	400	(796)	(669)	1,415	(1,636)
Mortgage servicing rights / Mortgage servicing portfolio	0.96%	1.00%	0.82%	0.77%	0.82%	0.96%	0.82%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters
(Dollars in thousands)	FY 2004 3rd Qtr	FY 2004 2nd Qtr	FY 2004 1st Qtr	FY 2003 4th Qtr	FY 2003 3rd Qtr	Nine months ended March 31,
						2004	2003
END OF PERIOD BALANCES
Loans	$1,016,497	1,032,217	1,011,619	901,445	909,126	1,016,497	909,126
Assets	$1,654,436	1,670,695	1,675,267	1,558,613	1,515,523	1,654,436	1,515,523
Deposits	$1,117,100	1,105,238	1,101,849	1,108,450	1,075,166	1,117,100	1,075,166
Shareholders’ equity	$190,399	187,395	183,909	182,681	179,978	190,399	179,978

AVERAGE BALANCES
Loans and loans held for sale	$1,126,937	1,146,872	1,090,575	996,625	963,191	1,121,441	960,745
Earning assets	$1,483,326	1,517,354	1,453,362	1,382,701	1,354,693	1,484,686	1,409,395
Assets	$1,635,990	1,687,266	1,608,546	1,524,713	1,493,542	1,643,963	1,545,124
Deposits	$1,109,222	1,102,582	1,107,919	1,097,659	1,087,670	1,106,565	1,092,521
Shareholders’ equity	$188,466	185,364	182,077	181,122	180,001	185,291	180,664